EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT: HAVERTY FURNITURE
         REPORTS RESULTS FOR SECOND QUARTER 2005


ATLANTA, GEORGIA, AUGUST 1, 2005 HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the second quarter ended June 30, 2005. Net income for the second quarter was $1.3 million or $0.06 per diluted share of Common Stock, as compared to the second quarter 2004 net income of $3.6 million or $0.16 per diluted share of Common Stock.

For the six months ended June 30, 2005, net income was $4.5 million or $0.20 per diluted share of Common Stock versus net income of $9.7 million or $0.42 per diluted share of Common Stock for the same period in 2004.

Net sales for the second quarter of 2005 were $192.4 million, an increase of 7.1% over sales of $179.6 million for the corresponding quarter in 2004. As previously reported, comparable-store sales increased 2.3% for the quarter.

Clarence H. Smith, president and chief executive officer, said, "We noted in our June sales release that our second quarter earnings would be significantly below the prior year's quarter. These disappointing results were due to weak sales during May and June and exacerbated by the increased fixed costs associated with our distribution system. We believe that sales for big-ticket furniture items have been hampered by a number of factors including: rising fuel costs, continued negative impressions concerning the economy in the media, and heavy promotional activity by the automobile industry. Our marketing and merchandising teams have developed a slightly more promotional strategy for implementation in the second half of the year to more aggressively compete for our customers' dollars. We believe that we will have improvement in our gross profit margins during the third and fourth quarters as all of the planned closures of local market warehouses and related inventory liquidations have been completed.

"Our second quarter total SG&A costs have risen sharply compared to last year but decreased 4.6% from the first quarter level. Second quarter sales, normally the seasonally weakest of the year, fell 7.3% on a sequential quarter basis, more than is typical. The distribution system that we now operate is effective but the fixed costs are higher. To properly leverage these costs we must generate greater sales volume and not fall short of the sales we are staffed and scheduled to serve. Our operations team is now able to assess the fully functional consolidated distribution system, and we expect to make certain refinements, reducing costs where possible. We anticipate that our total SG&A expenses for the second half will be at or slightly below last year's second half costs as a percent of sales if we can achieve a total sales increase of approximately seven percent.


"We are pleased to announce that Steven Langer has joined our team as Assistant Vice President, Supply Chain. He has developed considerable expertise in this field during his career working with global companies such as Georgia Pacific and Delta Airlines. Product flow is a key area of importance to us as we source from Asia and other parts of the world and expand to new markets. Steven fills the vacancy left by the retirement of a senior member of our team.

"Actual net sales for July 2005 will be announced on Thursday, August 4th. Preliminary figures show sales of approximately $66.6 million, 5.5% below July last year in total and 8.8% lower on a comparable-store basis. Written orders in July were up approximately 3.2% in total versus last year with comps off 1%. The July 4th holiday weekend was disappointing, but written orders on a comp basis were modestly positive for the remainder of July.

"There was one less delivery day in July this year as compared to last year which impacted total sales by an estimated 4%. Comp-store sales for July last year were up 9.9%, so the comparison was difficult. Comp-store sales for August and September last year were down 4.1% and 8.4% respectively, largely due to disruptions from four hurricanes, so the comparisons should be much easier.

"During the fourth quarter we will be opening stores near Castleton Mall in Indianapolis, IN and by the Polaris Mall in Columbus, OH, both new markets for Havertys. Two older stores in Shreveport, LA will be replaced with a single, better-located showroom, and we will be expanding our Woodbridge, VA store in our growing presence in the Washington, DC metro market. We have decided to close our older, underperforming store on Airport Boulevard in Austin, TX in October and have a contract to sell the property for a profit. We are looking for a second store in Austin in the growing southwestern suburbs to compliment our beautiful store in the Lakeline Mall shopping district north of the city. The opening of our Ft. Lauderdale, FL store in the Sawgrass Mall area has been moved to early 2006.

"Other new stores planned for 2006 include: Port Charlotte, FL, another new city for Havertys in the first quarter; a new store in the southeastern suburbs of Atlanta, GA near Stonecrest Mall in the second quarter; and in the third quarter, a new showroom in the Cedar Hill shopping area south of Dallas, TX," Smith concluded.

Havertys is a full-service home furnishings retailer with 118 showrooms in 16 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Tuesday, August 2, 2005 at 10:00 a.m. Eastern Daylight Time to review the second quarter.
Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.


NEWS  RELEASE  --  August 1, 2005
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES        Page 3




                                Condensed Consolidated Statements of Income
                                (Amounts in thousands except per share data)
                                                (Unaudited)

                                 Quarter Ended          Six Months Ended
                                    June 30,                June 30,
                                 ------------------    ---------------------
                                  2005    2004           2005      2004
                                       (as restated1)           (as restated1)

Net sales                      $192,394   $ 179,614    $ 400,027   $ 369,915
Cost of goods sold               95,310      88,960      198,334     181,299
                               ---------  ----------    ---------   ---------
  Gross profit                   97,084      90,654      201,693     188,616

Credit service charges              875       1,163        1,865       2,467
                               ---------  ----------    ---------   ---------
  Gross profit and other
     revenue                     97,959      91,817      203,558     191,083

Expenses:
  Selling, general and
      administrative             95,249      85,149      195,138     174,151
  Interest, net                     397         964        1,298       2,089
  Provision for doubtful accounts   311         198          517         329
  Other expense (income), net        20        (264)        (439)       (853)
                               ---------  ----------    ---------   ---------
    Total expenses               95,977      86,047      196,514     175,716
                               ---------  ----------    ---------   ---------
Income before income taxes        1,982       5,770        7,044      15,367

Income taxes                        673       2,124        2,561       5,675
                               ---------  ----------    ---------   ---------
  Net income                  $   1,309   $   3,646    $   4,483   $   9,692
                               =========  ==========    =========   =========
Basic earnings per share,
     net income 1:
  Common Stock                    $0.06       $0.16        $0.20       $0.44
  Class A Common Stock            $0.05       $0.15        $0.19       $0.41
Diluted earnings per share,
     net income 1:
  Common Stock                    $0.06       $0.16        $0.20       $0.42
  Class A Common Stock            $0.05       $0.15        $0.19       $0.40

Weighted average shares - basic
  Common Stock                   18,431      18,221       18,403      18,154
  Class A Common Stock            4,311       4,343        4,314       4,354
Weighted average shares -
      assuming dilution:
  Common Stock                   22,913      23,048       22,956      23,116
  Class A Common Stock            4,311       4,343        4,314       4,354

Cash dividends per common share:
  Common Stock                  $0.0625     $0.0625       $0.125      $0.125
  Class A Common Stock          $0.0575     $0.0575       $0.115      $0.115


   1  See additional details at the end of this release.


                                                             more. . . . .


NEWS  RELEASE  --  August 1, 2005
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES         Page 4




                            Condensed Consolidated Balance Sheets
                                  (Amounts in thousands)
                                      (Unaudited)



                                        June 30,       December 31,
                                         2005              2004
                                                      (as restated1)
                                       -----------    --------------
Assets
  Cash and cash equivalents            $    861         $   10,122
  Auction rate securities                    --              5,000
  Accounts receivable,
    net of allowance                     86,754             81,132
  Inventories, at LIFO cost             110,359            110,812
  Other current assets                   16,663             23,356
                                       ---------          ---------
    Total Current Assets                214,637            230,422

  Accounts receivable, long-term          9,220              9,396
  Property and equipment, net           210,322            205,037
  Other assets                           11,700             12,711
                                       ---------          ---------
                                       $445,879         $  457,566
                                       =========          =========



Liabilities and Stockholders' Equity
  Notes payable to banks               $ 11,350         $     --
  Accounts payable and
    accrued expenses                     88,558            100,702
  Current portion of long-term debt
    and capital lease obligations        12,816             20,270
                                       ---------          ----------
      Total Current Liabilities         112,724            120,972

  Long-term debt and capital
    lease obligations                    37,982             44,228
  Other liabilities                      19,662             20,108
  Stockholders' equity                  275,511            272,258
                                       ---------          ----------
                                       $445,879         $  457,566
                                       =========          ==========

   1  See additional details at the end of this release.


                                                       more. . . . .


NEWS  RELEASE  --  August 1, 2005
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES      Page 5



                  Condensed Consolidated Statements of Cash Flows
                              (Amounts in thousands)
                                    (Unaudited)


                                                    Six Months Ended June 30,

                                                        2005          2004
                                                                (as restated1)
                                                     ---------- --------------
Operating Activities
Net Income                                           $   4,483     $   9,692
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                       10,524         9,452
    Provision for doubtful accounts                        517           329
    Loss on sale of property and equipment                  32            94
    Other                                                  830           126

Changes in operating assets and liabilities            (11,443)      (14,095)
                                                      ---------     ---------

                              Net cash provided
                               by operating activites    4,943         5,598
                                                      ---------     ---------
Investing Activities
Capital expenditures                                   (15,937)      (10,835)
Purchases of auction rate securities                      --         (15,000)
Proceeds from sale of auction rate securities            5,000            --
Proceeds from sale of property and equipment                96           911
Other investing activities                               1,209         2,196
                                                      ---------     ---------
                              Net cash used in
                               investing activities     (9,632)      (22,728)
                                                      ---------     ---------
Financing Activities
Net increase in borrowings under revolving
   credit facilities                                    11,350           --
Payments on long-term debt and capital
   lease obligations                                   (13,700)      (6,650)
Proceeds from exercise of stock options                    576        1,792
Dividends paid                                          (2,798)      (2,768)
                                                      ---------     ---------
                              Net cash used in
                                financing activities    (4,572)      (7,626)
                                                      ---------     ---------
Decrease in cash and cash equivalents                   (9,261)     (24,756)

Cash and cash equivalents at beginning of period        10,122       31,591
                                                      ---------     ---------
Cash and cash equivalents at end of period           $     861     $  6,835
                                                      ---------     ---------

   1  See additional details at the end of this release.

                                                              more. . . . .


NEWS  RELEASE  --  August 1, 2005
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES               Page 6


Restatement
-----------

Results for the six months ended June 30, 2005 and the Condensed Consolidated Balance Sheets as of December 31, 2004, included herein, have been restated in connection with the Company's review of its lease accounting as reported in its Form 10-K/A filed on June 27, 2005. The impact of the adjustments is outlined below for the periods noted (in thousands, except per share data):


                                                       Quarter Ended              Six Months Ended
                                                       June 30, 2004               June 30, 2004
                                                   ----------------------   ------------------------
                                                  as previously            as previously
     Income statement data                          reported   as restated  reported    as restated
     ----------------------                       -----------  -----------  --------    -----------
       Selling, general and administrative         $ 84,946    $  85,149    $173,737     $ 174,151
       Income before income taxes                     5,973        5,770      15,781        15,367
       Income taxes                                   2,228        2,124       5,886         5,675
       Net income                                     3,745        3,646       9,895         9,692
       Diluted earnings per share - Common Stock      $0.16        $0.16       $0.43         $0.42

                                                   As of December 31, 2004
                                                 --------------------------
                                                  as previously
     Balance sheet data                             reported     as restated
     -------------------                          -------------  -----------
       Accounts payable and accrued expenses,
          including customer deposits              $ 105,826   $  100,702
       Other liabilities (long term)                  13,286       20,108
       Stockholders' equity                          273,956      272,258


The liability for accrued straight-line rent has been reclassified from current to long-term in connection with the restatement in recognition of the portion which will be realized in periods beyond one year.


Earnings per Share
------------------

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

                                                        Quarter Ended           Six Months Ended
                                                          June 30                   June 30
                                                     -------------------      -------------------
                                                      2005         2004        2005          2004
                                                     ------       ------      ------         -----
     Common Stock:
       Weighted-average shares outstanding           18,431       18,221      18,403        18,154

       Assumed conversion of Class A Common shares    4,311        4,343       4,314         4,354

       Dilutive options and awards                      171          484         239           608
                                                    --------    ---------    --------     ---------
       Total weighted-average
         diluted common shares                       22,913       23,048      22,956        23,116
                                                    ========    =========    ========     =========


The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.


                                # # # # #

                Contact:  Dennis L. Fink, EVP & CFO or
              Jenny Hill Parker, VP, Secretary & Treasurer
                               404-443-2900